Exhibit 99.2
NEWS RELEASE

Contact:
OSI Pharmaceuticals, Inc.	Burns McClellan (Representing OSI)
Kathy Galante	Justin Jackson (Media) 212-213-0006 ext. 327
Senior Director	Jason Farber (Media) 212-213-0006 ext. 339
Investor / Public Relations	Lisa Burns (Investors) 212-213-4281
631-962-2000
OSI Pharmaceuticals Announces European Regulatory Approval for Macugen(R)
(pegaptanib sodium injection)
First Treatment for Neovascular (Wet) Age-related Macular Degeneration (AMD)
That Targets Underlying Disease Process
MELVILLE, N.Y.—(BUSINESS WIRE)—Feb. 2, 2006—OSI Pharmaceuticals, Inc. (NASDAQ: OSIP — News) said today that the European Commission has granted its development and marketing partner, Pfizer Inc, approval to market Macugen® (pegaptanib sodium injection) for the treatment of neovascular age-related macular degeneration (neovascular AMD), an age-related eye disease that destroys central vision.
Macugen has been proven to prevent and reduce vision loss in patients with neovascular AMD. It is the first treatment to target the underlying disease process and the first therapy approved in Europe for the treatment of all types of neovascular AMD, regardless of lesion subtype, size or baseline visual acuity.
“More than 50,000 patients have been treated with Macugen in the United States, and we are pleased that our partner Pfizer will make this important medicine available to patients in Europe,” said David Guyer, M.D. Executive Vice President of OSI Pharmaceuticals and Chief Executive Officer of (OSI) Eyetech, the OSI business team focused on eye disease. “In rigorous clinical studies, Macugen was effective and well-tolerated over two years, an important consideration for older patients treated for this chronic, progressive disease.”
Macugen has been approved by regulatory authorities in the United States, Canada, Brazil, Argentina, Peru, Pakistan and the Philippines, with filings submitted in 15 other countries, including Australia, Switzerland and Mexico.

OSI and Pfizer co-promote Macugen in the United States. OSI has granted Pfizer exclusive rights to commercialize Macugen in countries outside the United States pursuant to a royalty-bearing licensing agreement.
Neovascular AMD is the leading cause of irreversible severe vision loss in patients older than 50 years of age in the western world, affecting about 500,000 people worldwide each year. There are approximately 2.5 million people in the European Union living with some form of neovascular AMD.
Regulatory approval of Macugen was based on the results of two pivotal clinical trials involving 1,186 patients with all subtypes of neovascular AMD. The primary efficacy endpoint of the trials was the proportion of patients protected from a three-line loss of visual acuity on the eye chart by week 54. Seventy percent of patients who had 0.3 mg of Macugen every six weeks lost fewer than three lines of vision on the eye chart, compared with 55 percent of patients in the control group, a 27 percent treatment benefit. After one year, patients were randomized to continue or discontinue treatment for another year. Two-year clinical data from the studies demonstrated a continued treatment benefit with Macugen, and Macugen was well-tolerated after two years of treatment. The safety and efficacy of Macugen beyond two years have not been demonstrated.
European prescribing information for Macugen includes rare post-marketing cases of an allergic reaction reported in patients within several hours after injection with Macugen. In clinical trials, there was no evidence that Macugen was associated with allergic reactions. No direct relationship between Macugen and these post-marketing events has been established, and it is unclear whether or not the hypersensitivity is associated with Macugen or the anaesthetics and antibiotics which are co-administered with Macugen. OSI has provided U.S. regulatory authorities with updated label information for Macugen, which is currently under review.
About Macugen
Macugen is indicated in the United States for the treatment of neovascular age-related macular degeneration (neovascular AMD) and is administered in a 0.3-mg dose once every six weeks by intravitreal injection. Macugen is a pegylated anti-VEGF aptamer, which binds to vascular endothelial growth factor (VEGF). VEGF is a protein that plays a critical role in angiogenesis (the formation of new blood vessels) and increased permeability (leakage from blood vessels), two pathological processes that contribute to the vision loss associated with neovascular AMD.
For full prescribing information about Macugen, please visit http://www.macugen.com/.
Important Safety Information
Macugen is contraindicated in patients with ocular or periocular infections.

Intravitreal injections including those with Macugen have been associated with endophthalmitis. Proper aseptic injection technique — which includes use of sterile gloves, a sterile drape, and a sterile eyelid speculum (or equivalent) — should always be utilized when administering Macugen. In addition, patients should be monitored during the week following the injection to permit early treatment, should an infection occur.
Increases in intraocular pressure (IOP) have been seen within 30 minutes of injection with Macugen. Therefore, IOP as well as the perfusion of the optic nerve head should be monitored and managed appropriately.
Serious adverse events related to the injection procedure occurring in less than 1% of intravitreal injections included endophthalmitis, retinal detachment, and iatrogenic traumatic cataract.
Most frequently reported adverse events in patients treated for up to two years were anterior chamber inflammation, blurred vision, cataract, conjunctival hemorrhage, corneal edema, eye discharge, eye irritation, eye pain, hypertension, increased IOP, ocular discomfort, punctate keratitis, reduced visual acuity, visual disturbance, vitreous floaters, and vitreous opacities. These events occurred in approximately 10% to 40% of patients.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicines and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products that extend life or improve the quality of life for patients with cancer, eye diseases, and diabetes. The Company operates through three business teams, (OSI) Oncology, (OSI) Eyetech and (OSI) Prosidion. (OSI) Oncology is focused on developing molecular targeted therapies designed to change the paradigm of cancer care.
(OSI) Eyetech specializes in the development and commercialization of novel therapeutics to treat diseases of the eye. (OSI) Prosidion is committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva®(erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world. Macugen® (pegaptanib sodium injection) is approved in the United States for the treatment of neovascular age-related macular degeneration. OSI commercializes Macugen in partnership with Pfizer Inc. For additional information about OSI, please visit http://www.osip.com.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.